Exhibit 3.17

CERTIFICATE OF FORMATION

OF

SHEA BREA DEVELOPMENT, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, hereby certifies that:

1.	Name. The name of the limited liability company is Shea Brea Development, LLC.

2.	Registered Office. The address of its registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle.

3.	Registered Agent. The name and address of its registered agent for service of process in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Shea Brea Development, LLC on this 28th of December, 2001.

/s/ Kellie E. Davidson
Kellie E. Davidson, Authorized Person

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF FORMATION

OF

SHEA BREA DEVELOPMENT, LLC

SHEA BREA DEVELOPMENT, LLC (hereinafter called the “company”), a limited liability company organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware, does hereby certify:

1. The name of the limited liability company is SHEA BREA DEVELOPMENT, LLC.

2. The Certificate of Formation of the domestic limited liability company is hereby amended to change the name and address of the registered agent and the address of the registered office within the State of Delaware as follows:

National Registered Agents, Inc. 9 East Loockerman Street, Suite 1B Dover, Delaware 19901 County of Kent

Executed on January 28, 2003.

Max B. Johnson, Authorized Person